Exhibit 99.1

TCW Direct Lending Strategic Ventures LLC

Financial Statements

September 30, 2022

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS

September 30, 2022

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Distributors
	Animal Supply Company, LLC(1)	08/14/20	Term Loan - 11.66% inc PIK (SOFR + 8.50%, 1.00% Floor, all PIK)	16.2%	$18,194,837	08/14/25	$18,194,837	$16,448,133
	Retail & Animal Intermediate, LLC(1)(2)	08/14/20	Subordinated Loan - 7.00% inc PIK (7.00%, Fixed Coupon, all PIK)	0.0%	21,551,800	11/14/25	17,603,046	—
				16.2%			35,797,883	16,448,133
Diversified Consumer Services
	School Specialty, Inc.(1)	09/15/20	Term Loan - 11.12% (LIBOR + 8.00%, 1.25% Floor)	22.1%	22,429,061	09/15/25	22,341,261	22,429,061
Pharmaceuticals
	Noramco, LLC	07/01/16	Term Loan - 10.66% inc PIK (LIBOR + 8.38%, 1.00% Floor, 0.38% PIK)	24.9%	25,312,502	12/31/23	25,261,661	25,211,252
TOTAL DEBT (63.2%)				63.2%			83,400,805	64,088,446

					Shares/ Contracts		Cost	Fair Value
EQUITY
Distributors
	Animal Supply Holdings, LLC(1)(2)		Class A Common	0.0%	170,438		1,195,825	—
Diversified Consumer Services
	School Specialty, Inc.(1)(2)		Common Stock	13.5%	51,000		34,124	13,655,715
	School Specialty, Inc.(1)(2)		Class A Preferred Stock	8.1%	510,549		5,105,495	8,270,901
	School Specialty, Inc.(1)(2)		Class B Preferred Stock	2.8%	227,629		225,831	2,868,129
				24.4%			5,365,450	24,794,745
TOTAL EQUITY (24.4%)				24.4%			6,561,275	24,794,745
	Total Portfolio Investments (87.6%)(3)			87.6%			89,962,080	88,883,191
							$89,962,080	$88,883,191
	Net unrealized depreciation on unfunded commitments (0.0%)							-
	Other Assets in Excess of Other Liabilities (12.4%)							12,573,134
	Members’ Capital (100.0%)							$101,456,325

SCHEDULE OF INVESTMENTS

September 30, 2022

(1)
As defined in the Investment Company Act of 1940, the investment is deemed to be an “affiliated person” of the Company because the Company owns, either directly or indirectly, between 5% and 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company. Fair value as of December 31, 2021 and September 30, 2022 along with transactions during the period ended September 30, 2022 in these affiliated investments are as follows:

Name of Investments	Fair Value at December 31, 2021	Gross Additions(a)	Gross Reductions(b)	Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value at September 30, 2022	Interest/ Dividend/ Other income
Animal Supply Holdings, LLC Class A Common	$—	$—	$—	$—	$—	$—	$—
Retail & Animal Intermediate, LLC Subordinated Loan - 7.00%	3,229,645	—	—	—	(3,229,645)	—	778
Animal Supply Company, LLC Term Loan - 11.66%	16,916,451	1,315,771	(37,384)	—	(1,746,705)	16,448,133	1,330,453
School Specialty, Inc. Common Stock	—	—	—	—	13,655,715	13,655,715	1,380
School Specialty, Inc. Class A Preferred Stock	7,658,242	—	—	—	612,659	8,270,901	960
School Specialty, Inc. Class B Preferred Stock	437,048	—	—	—	2,431,081	2,868,129	333
School Specialty, Inc. Term Loan - 11.12%	22,500,377	22,238	(70,896)	—	(22,658)	22,429,061	1,657,601
Total non-controlled affiliated investments	$50,741,763	$1,338,009	$(108,280)	$—	$11,700,447	$63,671,939	$2,991,505

(a)
Gross additions include new purchases, PIK income and amortization of original issue and market discounts.
(b)
Gross reductions include decreases in the cost basis from sales, paydown and the amortization of premium.
(2)
Non-income producing
(3)
The fair value of each non-controlled/non-affiliated investment was determined using significant unobservable inputs and such investment are considered to be Level 3 within the Fair Value Hierarchy. See Note 3 “Investment Valuations and Fair Value Measurements.”

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

SOFR - Secured Overnight Financing Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $1,393,832 and $3,607,808, respectively, for the period ended September 30, 2022. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

December 31, 2021

SCHEDULE OF INVESTMENTS

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value
DEBT
Distributors
	Animal Supply Company, LLC (fka ASC Acquisition Holdings, LLC)(1)	08/14/20	Term Loan - 9.50% inc PIK (LIBOR + 8.50%, 1.00% Floor, all PIK)	15.3%	$16,916,451	08/14/25	$16,916,451	$16,916,451
	Retail & Animal Intermediate, LLC (fka ASC Acquisition Holdings, LLC)(1)(2)	08/14/20	Subordinated Loan - 7.00% inc PIK (7.00%, Fixed Coupon, all PIK)	2.9%	20,440,788	11/14/25	17,603,045	3,229,645
				18.2%			34,519,496	20,146,096
Diversified Consumer Services
	School Specialty, Inc.(1)	09/15/20	Term Loan - 9.25% (LIBOR + 8.00%, 1.25% Floor)	20.4%	22,500,377	09/15/25	22,389,918	22,500,377
Pharmaceuticals
	Noramco, LLC	07/01/16	Term Loan - 9.38% inc PIK (LIBOR + 8.38%, 1.00% Floor, 0.38% PIK)	26.1%	28,742,425	12/31/23	28,649,791	28,828,652
TOTAL DEBT (64.7%)				64.7%			85,559,205	71,475,125

					Shares/ Contracts		Cost	Fair Value
EQUITY
Distributors
	Animal Supply Holdings, LLC(1)(2)		Class A Common	0.0%	170,438		1,195,825	—
Diversified Consumer Services
	School Specialty, Inc.(1)(2)		Common Stock	0.0%	51,000		34,124	—
	School Specialty, Inc.(1)(2)		Class A Preferred Stock	6.9%	510,549		5,105,495	7,658,242
	School Specialty, Inc.(1)(2)		Class B Preferred Stock	0.4%	227,629		225,831	437,048
				7.3%			5,365,450	8,095,290
TOTAL EQUITY (7.3%)				7.3%			6,561,275	8,095,290
	Total Portfolio Investments (72.0%) (3)			72.0%			92,120,480	79,570,415
							$92,120,480	$79,570,415
	Other Assets in Excess of Other Liabilities (28.0%)							30,848,098
	Members’ Capital (100.0%)							$110,418,513

The accompanying notes are an integral part of these financial statements.

December 31, 2021

SCHEDULE OF INVESTMENTS

(1)
As defined in the Investment Company Act of 1940, the investment is deemed to be an “affiliated person” of the Company because the Company owns, either directly or indirectly, between 5% and 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company. Fair value as of December 31, 2020 and December 31, 2021 along with transactions during the year ended December 31, 2021 in these affiliated investments are as follows:

Name of Investments	Fair Value at December 31, 2020	Gross Additions(a)	Gross Reductions(b)	Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value at December 31, 2021	Interest/ Dividend/ Other income
Animal Supply Holdings, LLC Class A Common Stock	$—	$—	$—	$—	$—	$—	$—
ASC Acquisition Holdings, LLC Subordinated Loan - 7.00%	7,313,025	—	(209,374)	—	(3,874,006)	3,229,645	(204,699)
ASC Acquisition Holdings, LLC Term Loan - 9.50%	15,509,920	1,556,065	(149,534)	—	—	16,916,451	1,724,183
School Specialty, Inc. Common Stock	—	—	—	—	—	—	—
School Specialty, Inc. Preferred Stock A	2,777,389	—	—	—	4,880,853	7,658,242	(90)
School Specialty, Inc. Preferred Stock B	—	—	—	—	437,048	437,048	13
School Specialty, Inc. Term Loan - 9.25%	21,885,964	667,715	(23,503)	—	(29,799)	22,500,377	2,186,084
Total non-controlled affiliated investments	$47,486,298	$2,223,780	$(382,411)	$—	$1,414,096	$50,741,763	$3,705,491
(a)
Gross additions include new purchases, PIK income and amortization of original issue and market discounts.
(b)
Gross reductions include decreases in the cost basis from sales, paydown and the amortization of premium.
(2)
Non-income producing
(3)
The fair value of each non-controlled/non-affiliated investment was determined using significant unobservable inputs and such investment are considered to be Level 3 within the Fair Value Hierarchy. See Note 3 “Investment Valuations and Fair Value Measurements.”

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $3,002,400 and $107,979,015, respectively, for the period ended December 31, 2021. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF ASSETS AND LIABILITIES

	As of
	September 30,	As of
	2022	December 31,
	(unaudited)	2021
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (amortized cost of $25,262 and $28,649, respectively)	$25,211	$28,828
Non-controlled affiliated investments (amortized cost of $64,700 and $63,471, respectively)	63,672	50,742
Cash and cash equivalents	12,312	30,554
Interest receivable	248	220
Prepaid and other assets	64	92
Total Assets	$101,507	$110,436
Liabilities
Sub-administrator and custody fees payable	$45	$15
Audit fees payable	6	3
Total Liabilities	$51	$18
Members’ Capital	$101,456	$110,418
Commitments and Contingencies (Note 8)
Members’ Capital
Preferred members	$101,456	$110,418
Members’ Capital	$101,456	$110,418

			Noncontrolling
			interest in
Members’ Capital Represented by:	Preferred Members	Common Members	consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(571,179)	(1,000)	(4,235)	(576,414)
Cumulative net income, before organization costs	218,356	704	728	219,788
Organization costs	—	(704)	—	(704)
Total Members’ Capital as of September 30, 2022 (Unaudited)	$101,456	$—	$—	$101,456

			Noncontrolling
			interest in
Members’ Capital Represented by:	Preferred Members	Common Members	consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(545,879)	(1,000)	(4,235)	(551,114)
Cumulative net income, before organization costs	202,018	704	728	203,450
Organization costs	—	(704)	—	(704)
Total Members’ Capital as of December 31, 2021	$110,418	$—	$—	$110,418

The accompanying notes are an integral part of these financial statements.

(Dollar amounts in thousands)

STATEMENTS OF OPERATIONS (Unaudited)

	For the Nine	For the Nine
	Months Ended	Months Ended
	September 30, 2022	September 30, 2021
Investment Income:
Non-controlled/non-affiliated investments:
Interest income	$2,027	$7,332
Interest income paid-in-kind	78	790
Fee income	—	22

Non-controlled affiliated investments:
Interest income	1,656	957
Interest income paid-in-kind	1,316	1,789
Fee income	19	5
Total investment income	5,096	10,895

Expenses:
Insurance fees	73	72
Sub-administrator and custody fees	69	97
Audit fees	53	54
Tax service fee	22	20
Valuation fees	10	39
Other	2	2
Interest and credit facility expenses	—	281
Total expense	229	565
Net investment income	4,867	10,330

Net realized and unrealized gain/(loss) on investments
Net realized gain/(loss):
Non-controlled/non-affiliated investments	—	234
Net change in unrealized appreciation/(depreciation):
Non-controlled/non-affiliated investments	(229)	11,503
Non-controlled affiliated investments	11,700	3,387
Net realized and unrealized gain/(loss) on investments	11,471	15,124
Net increase in Members’ Capital from operations	$16,338	$25,454
Net increase in Members’ Capital from operations attributable to the Preferred
Members from operations	$16,338	$25,454

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (Unaudited) (Dollar amounts in thousands)

			For the Nine
			Months Ended
			September 30, 2022
			Noncontrolling
			interest in
			consolidated
	Preferred Members	Common Members	subsidiary fund	Total
Members’ Capital, beginning of period	$110,418	$—	$—	$110,418
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	4,867	—	—	4,867
Net realized gain/(loss) on investments	—	—	—	—
Net change in unrealized appreciation/(depreciation) on investments	11,471	—	—	11,471
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(25,300)	—	—	(25,300)
Total increase in Members’ Capital	(8,962)	—	—	(8,962)
Members’ Capital, end of period	$101,456	$—	$—	$101,456

			For the Nine
			Months Ended
			September 30, 2021
			Noncontrolling
			interest in
			consolidated
	Preferred Members	Common Members	subsidiary fund	Total
Members’ Capital, beginning of period	$173,612	$—	$—	$173,612
Net increase (decrease) in Members’ Capital resulting from operations:
Net investment income	10,330	—	—	10,330
Net realized gain/(loss) on investments	234	—	—	234
Net change in unrealized appreciation/(depreciation) on investments	14,890	—	—	14,890
Net decrease in Members’ Capital resulting from capital activity:
Distributions to Members	(75,100)	—	—	(75,100)
Total decrease in Members’ Capital	(49,646)	—	—	(49,646)
Members’ Capital, end of period	$123,966	$—	$—	$123,966

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS (Unaudited) (Dollar amounts in thousands)

	For the Nine	For the Nine
	Months Ended	Months Ended
	September 30, 2022	September 30, 2021
Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$16,338	$25,454
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Proceeds from sales and paydowns of investments	3,607	82,476
Net realized (gain)/loss on investments	—	(234)
Net change in unrealized (appreciation)/depreciation on investments	(11,471)	(14,890)
Interest paid-in-kind	(1,394)	(2,579)
Accretion of discount	(55)	(109)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	(28)	1,038
(Increase) decrease in prepaid and other assets	28	(44)
Increase (decrease) in interest and credit facility expenses payable	—	(786)
Increase (decrease) in sub-administrator and custody fees payable	30	(15)
Increase (decrease) in audit fees payable	3	5
Increase (decrease) in other fees payable	—	(1)
Net cash (used in) provided by operating activities	7,058	90,315
Cash Flows from Financing Activities
Distributions to Members	(25,300)	(75,100)
Repayments of credit facility	—	(15,131)
Net cash (used in) provided by financing activities	(25,300)	(90,231)
Net increase (decrease) in cash	(18,242)	84
Cash and cash equivalents, beginning of period	30,554	16,966
Cash and cash equivalents, end of period	$12,312	$17,050
Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility - interest and unused fee paid	$—	$1,032
Credit facility - surveillance paid	$—	$35

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS (Unaudited) September 30, 2022

1.
ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”) is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee. On February 25, 2021, the Management Committee approved a one year extension of the term of the Fund to June 5, 2022. On February 1, 2022, the Management Committee approved a one year extension of the term of the Fund to June 5, 2023.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and ended June 5, 2019, the third anniversary of the Initial Closing Date. In accordance with the Fund’s Limited Liability Company Agreement, the Fund may complete investment transactions that were significantly in process as of the end of the Commitment Period and which the Fund reasonably expects to be consummated prior to 90 days subsequent to the expiration date of the Commitment Period. The Fund may also affect follow-on investments in existing portfolio companies.

Management Committee: Pursuant to the Agreement, the Management Committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company (“State Street”) to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund. On June 13, 2022, the Fund approved the insourcing of administration services previously outsourced by TAMCO to State Street. In connection with TAMCO’s insourcing of administration services, TAMCO terminated its agreement with State Street.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street to provide custodian services for the Fund. On June 13, 2022, the Fund approved the termination of the Custody Services Agreement effective July 29, 2022. On July 13, 2022, the Fund entered into a Custody Services Agreement with U.S. National Bank Association to provide custodian services for the Fund.

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members as unused capital. As of September 30, 2022, aggregate commitments and commitments funded were as follows:

	Committed Capital	Commitments Funded	Percentage Funded
Preferred Membership Interests	$600,000,000	$454,279,088	75.7%
Common Membership Interests	2,000,000	1,000,000	50.0%
Total	$602,000,000	$455,279,088

NOTES TO FINANCIAL STATEMENTS (Unaudited)(continued)

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of September 30, 2022 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded
Preferred Membership Interests	$127,837,000	none	n/a

2.
SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver as well as fees associated with a delayed draw that remains unfunded are treated as a discount to the issuers’ term loan. Fee income received from the Adviser that the Adviser received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Cash and cash equivalents held by the Fund are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the periods ended September 30, 2022 and 2021, the Fund did not have a liability for any unrecognized tax benefits, nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

NOTES TO FINANCIAL STATEMENTS (Unaudited)(continued)

The Fund's investment in School Specialty, Inc.'s common stock is held through TCW DL SSP LLC, an unconsolidated special purpose vehicle. The fair value of such equity investment as of September 30, 2022 is net of a $6,876,387 deferred tax liability recorded by TCW DL SSP LLC. TCW DL SSP LLC accounts for income taxes under the liability method prescribed by FASB ASC 740, Accounting for Income Taxes ("ASC 740"). Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the temporary differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis.

Recent Accounting Pronouncements: In January 2021, the Financial Accounting Standards Board issued Accounting Standards Update No. 2021-01 (“ASU 2021-01”), “Reference Rate Reform (Topic 848).” ASU 2021-01 is an update of ASU 2020-04, which is in response to concerns about structural risks of interbank offered rates, and particularly the risk of cessation of LIBOR; regulators have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. ASU 2020-04 provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU 2020-04 is elective and applies to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The ASU 2021-01 update clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The amendments in this update are effective immediately through December 31, 2022, for all entities. Management is currently evaluating the implications, if any, of the additional requirements and its impact on the Fund’s financial statements.

In June 2022, the FASB issued ASU No. 2022-03, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions” (“ASU 2022-03”). ASU 2022-03 (1) clarifies the guidance in ASC 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and (2) requires specific disclosures related to such an equity security. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023 and interim periods within that fiscal year, with early adoption permitted. Management is currently evaluating the impact of the adoption of ASU 2022-03 on the Fund's financial statements.

Subsequent Events: The Management Committee evaluated the activity of the Fund through November 10, 2022, the date that the financial statements are available to be issued, and have concluded that no other subsequent events have occurred that would require recognition or disclosure.

3.
INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service. Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

NOTES TO FINANCIAL STATEMENTS (Unaudited)(continued)

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of September 30, 2022.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$64,088,446	$64,088,446
Equity	—	—	24,794,745	24,794,745
Total Assets	$—	$—	$88,883,191	$88,883,191

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2021.

Investments	Level 1	Level 2	Level 3	Total
Debt	$—	$—	$71,475,125	$71,475,125
Equity	—	—	8,095,290	8,095,290
Total Assets	$—	$—	$79,570,415	$79,570,415

The following table provides a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the period ended September 30, 2022:

	Debt	Equity
Balance at December 31, 2021	$71,475,125	$8,095,290
Accreted Discounts	55,297	—
Purchases[1]	1,393,832	—
Sales and paydowns	(3,607,808)	—
Change in unrealized appreciation/(depreciation)	(5,228,000)	16,699,455
Balance at September 30, 2022	$64,088,446	$24,794,745
Change in unrealized appreciation/(depreciation) in investments still held as of September 30, 2022	$(5,228,000)	$16,699,455

1 Purchases of Debt include payment in-kind (PIK) interest of $1,393,832.

During the period ended September 30, 2022, the Fund did not have any transfers between levels.

The following table provides a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the period ended September 30, 2021:

	Debt	Equity
Balance at December 31, 2020	$168,418,409	$2,777,389
Accreted Discounts	108,848	—
Purchases[1]	2,578,820	—
Sales and paydowns	(82,475,340)	—
Realized gain/(loss)	233,845	—
Change in unrealized appreciation/(depreciation)	9,758,411	5,131,245
Balance at September 30, 2021	$98,622,993	$7,908,634
Change in unrealized appreciation/(depreciation) in investments still held as of September 30, 2021	$(115,051)	$5,131,245

1 Purchases of Debt include payment in-kind (PIK) $1,888,818.

During the period ended September 30, 2021, the Fund did not have any transfers between levels.

NOTES TO FINANCIAL STATEMENTS (Unaudited)(continued)

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital is generally used to determine fair value or, in some cases, an enterprise value waterfall method. Valuation may also include a shadow rating method. Standard pricing inputs include but are not limited to the financial health of the issuer, place in the capital structure, value of other issuer debt, credit, industry, and market risk and events.

Equity, (Level 3), includes common stock, preferred stock and warrants. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A market approach is generally used to determine fair value. Pricing inputs include, but are not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market events; contractual or legal restrictions on the sale of the security. When a Black-Scholes pricing model is used, the pricing model takes into account the contract terms as well as multiple inputs, including: time value, implied volatility, equity prices and interest rates. A liquidity discount based on current market expectations, future events, minority ownership position and the period management reasonably expects to hold the investment may be applied.

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of September 30, 2022.

Investment Type	Fair Value at September 30, 2022	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$25,211,252	Income Method	Discount Rate	13.2% to 15.1%	14.1%	Decrease
Debt	22,429,061	Market Method	Revenue Multiple	1.0x to 1.3x	N/A	Increase
Debt	16,448,133	Market Method	EBITDA Multiple	6.5x to 7.5x	N/A	Increase
			Revenue Multiple	0.1x to 0.2x	N/A	Increase
Total Debt	$64,088,446
Equity	$24,794,745	Market Method	Revenue Multiple	1.0x to 1.3x	N/A	Increase
Equity	—	Market Method	EBITDA Multiple	6.5x to 7.5x	N/A	Increase
			Revenue Multiple	0.1x to 0.2x	N/A	Increase
Total Equity	$24,794,745

Total Investment	$88,883,191

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2021.

Investment Type	Fair Value at December 31, 2021	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$28,828,652	Income Method	Discount Rate	8.9% to 10.7%	9.8%	Decrease
Debt	22,500,377	Market Method	EBITDA Multiple	5.9x to 6.9x	N/A	Increase
Debt	20,146,096	Market Method	EBITDA Multiple	8.8x to 9.8x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase
Total Debt	$71,475,125
Equity	$8,095,290	Market Method	EBITDA Multiple	5.9x to 6.9x	N/A	Increase
Equity	—	Market Method	EBITDA Multiple	8.8x to 9.8x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase
Total Equity	$8,095,290

Total Investment	$79,570,415

NOTES TO FINANCIAL STATEMENTS (Unaudited)(continued)

4.
ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, and other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

5.
FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

NOTES TO FINANCIAL STATEMENTS (Unaudited)(continued)

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of September 30, 2022 and December 31, 2021, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.
ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through September 30, 2022 and December 31, 2021, the Adviser was paid directly $1,735,853 and $1,716,515, respectively, of which $19,338 and $36,304 were paid during the period ended September 30, 2022 and the year ended December 31, 2021, respectively. Since inception of the Fund through September 30, 2022 and December 31, 2021, the Fund has recognized $1,735,853 and $1,716,515, respectively, of these fees.

7.
REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ended on June 5, 2018. The Facility Maturity Date is June 4, 2021 and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable. On April 30, 2021, the Fund terminated the Credit Facility and all Advances outstanding were repaid in full.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in Note 4.

As of September 30, 2022 and December 31, 2021, there were no Advances outstanding.

Interest was payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of December 31, 2021, the all-in rate of interest was 5.00%.

Whenever the Fund was paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group was entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

NOTES TO FINANCIAL STATEMENTS (Unaudited)(continued)

The summary information regarding the Credit Facility for the period ended September 30, 2022 and 2021 was as follows (dollar amounts in thousands):

	Nine Months Ended September 30,
	2022	2021
Credit facility interest expense	$—	$246
Unused fees	—	—
Administrative fees	—	—
Origination expense	—	—
Surveillance expense	—	35
Total	$—	$281
Weighted average interest rate	0.00%	5.00%
Average outstanding balance	$—	$6,595,687

8.
COMMITMENTS AND CONTINGENCIES

The Fund had the following unfunded commitments and unrealized depreciation by investment as of September 30, 2022:

		September 30, 2022
Unfunded Commitments	Maturity/ Expiration	Amount	Unrealized Depreciation
Retail & Animal Intermediate, LLC	November 2025	$3,787,500	$—
Total		$3,787,500	$—

At December 31, 2021, the Fund did not have any unfunded commitments.

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

9.
FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the period ended September 30, 2022 and 2021:

	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
	Members	Members
As a percentage of average members’ capital
Net investment income ratio (annualized) [1]	6.36%	8.25%
Expense ratios (annualized) [1]
Operating expenses	0.30%	0.45%
Total expense ratio	0.30%	0.45%

1 The net investment income and expense ratio are calculated for the Members taken as a whole.

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 12.3% and 12.2% through September 30, 2022 and 2021, respectively.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at period end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111